Exhibit 99.1

Contact: Les Nelson Director — Investor Relations (309) 347-9709

Arnold M. Nemirow Joins Aventine’s Board

PEKIN, IL., (March 27, 2007) — Aventine Renewable Energy Holdings, Inc. (NYSE:AVR), a leading producer, marketer and end-to-end provider of clean renewable energy, today announced that Arnold M. Nemirow has been appointed to its Board of Directors.  With this appointment, Aventine’s Board will increase from seven members to eight.  Mr. Nemirow will be a member of the Board’s compensation committee.

Mr. Nemirow retired in 2006 as Chairman, President and Chief Executive Officer of Bowater Incorporated, a major producer of forest products, based in Greenville, South Carolina.  He became Chief Executive Officer of Bowater in 1995 and Chairman in 1996.  He served as President of Bowater since September 1994 and served as Chief Operating Officer of Bowater from September 1994 through February 1995.

Commenting on the announcement, Ron Miller, President and Chief Executive Officer of Aventine, said, “We are very pleased to welcome Arnold to our Board of Directors.  With the addition of Arnold, the Board will benefit from his years of operational, legal and human resource management experience, as well as his international expertise.  We are confident that Arnold will be an extremely valuable and active Board member as our Company moves ahead with its strategic plans.”

About Aventine

Aventine is a leading producer, marketer and end-to-end distributor of ethanol to many leading energy companies in the United States.  Aventine is also a marketer and distributor of biodiesel.  In addition to ethanol, Aventine also produces of distillers grains, corn gluten feed, corn germ and brewers’ yeast.

Internet address is www.aventinerei.com.